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Exhibit 16

[Arthur Andersen LLP Letterhead]

June 4, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated June 4, 2002 of TESSCO Technologies Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

By: /s/ Arthur Andersen LLP Arthur Andersen LLP

cc: Mr. Robert C. Singer, TESSCO Technologies Incorporated

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  Exhibit 16
[Arthur Andersen LLP Letterhead]